Exhibit 99.1

Investor Contact:
The Ruth Group
Stephanie Carrington/David Burke Tel: 646-536-7017/7009 scarrington@theruthgroup.com dburke@theruthgroup.com Media Contact: The Ruth Group Melanie Sollid Tel: 646-536-7023 msollid@theruthgroup.com

Evoke Pharma Reports Third Quarter 2013 Results

SAN DIEGO, CA, November 13, 2013 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the third quarter ended September 30, 2013.

Dave Gonyer, R.Ph., President and CEO, stated, “With the net proceeds of our initial public offering, we are well capitalized to move forward with the planned Phase 3 trial for EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Since gastroparesis is a disease that blocks or slows the movement of contents of the stomach to the small intestine and often characterized by nausea and vomiting, oral drug administration can be compromised. We believe our novel intranasal delivery formulation will address a significant unmet market need for patients with the symptoms of gastroparesis. By offering a product that can bypass the stomach and directly enter the systemic circulation, EVK-001potentially allows a more predictable means of delivering the drug.”

Mr. Gonyer continued, “Following the successful completion of our IPO, we have focused on preparation for the Phase 3 clinical trial. We have completed the manufacturing of the clinical trial material for the study and have begun clinical site selection. We are targeting approximately 60 U.S. sites and expect that many of the sites will be those that participated in our Phase 2b study and augmented by additional high volume sites. We anticipate the study initiation will be in the first half of 2014 and look forward to advancing the development of EVK-001.”

Recent Developments

On September 24, 2013, Evoke priced its initial public offering of 2.1 million shares of common stock at $12.00 per share. On October 3, 2013, the underwriters exercised their over-allotment to purchase an additional 315,000 shares of common stock. The exercise resulted in estimated total net proceeds of $25.1 million, after deducting expenses and underwriting discounts.

Third Quarter Financial Review

For the third quarter 2013, net loss was approximately $486,000, or $0.41 per share, relatively in line with a net loss of $486,000, or $0.43 per share, in the three month period ending September 30, 2012. For the nine month period ended September 30, 2013, net loss was $1.2 million, or $1.06 per share. For the nine months ended September 30, 2012, net loss was $1.3 million, or $1.20 per share.

Research and development expenses were approximately $79,000 for the three months ended September 30, 2013, compared to approximately $337,000 for the three months ended September 30, 2012. The year-over-year decrease was primarily related to the decline in clinical development-related costs as a larger portion of the labor cost was allocated to general and administrative in 2013 as the Company prepared for its initial public offering. For the first nine months of 2013, research and development expenses were approximately $321,000 compared to approximately $847,000 in the prior year period.

For the 2013 third quarter, general and administrative expenses were approximately $407,000, versus approximately $141,000 for the three months ended September 30, 2012. The increase is primarily attributable to a larger portion of the labor cost being allocated to general and administrative activities in 2013 ahead of the initial public offering. For the nine months ended September 30, 2013, general and administrative expenses were approximately $700,000 versus approximately $493,000 for the first nine months of 2012.

Total operating expenses for the three months ended September 30, 2013 were approximately $486,000, compared to total operating expenses of approximately $478,000 for the three months ended September 30, 2012. The year-over-year increase in operating expenses was due primarily to the increased general and administrative expenses related to the Company’s initial public offering, partially offset by the reduction in research and development costs associated with the completion of the Phase 2b clinical trial. For the nine months ended September 30, 2013, total operating expenses were $1.0 million compared to $1.3 in the year ago period

As of September 30, 2013, cash and cash equivalents were $23.7 million, including approximately $22.8 million in net proceeds from the Company’s initial public offering. Following the end of the third quarter, the Company received $3.78 million in additional gross proceeds following the exercise of the underwriters’ over-allotment, which will be included on the Company’s balance sheet calculations for the period ending December 31, 2013.

Conference Call and Webcast

Evoke will hold a conference call today, November 13, 2013, at 5:00 p.m. EST to discuss the results. The dial-in numbers are 1-877-407-4018 for domestic callers and 1-201-689-8471 for international callers. The conference ID number for both is 13572565. A live webcast of the conference call will also be available on the investor relations page of the Company’s corporate website at www.evokepharma.com.

After the live webcast, the event will remain archived on Evoke’s website for one year. In addition, a telephonic replay of the call will be available until November 27, 2013. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13572565.

About Evoke Pharma, Inc.

Evoke Pharma is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through intranasal administration.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: Evoke’s plans for the Phase 3 clinical trial of EVK-001, including targeted clinical sites and enrollment timing, as well as Evoke’s capitalization to enable the conduct of the trial, and the potential of EVK-001 to address a significant unmet medical need. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke’s business, including, without limitation: Evoke is entirely dependent on the success of EVK-001, which has not yet entered a Phase 3 clinical trial, and Evoke cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, EVK-001; the results observed in female patients with symptoms associated with acute and recurrent diabetic gastroparesis in Evoke’s Phase 2b clinical trial of EVK-001 may not be predictive of the safety and efficacy results in the planned Phase 3 clinical trial; the inherent risks of clinical development of EVK-001, including potential delays in enrollment and completion of clinical trials; Evoke will require substantial additional funding, including to complete the planned Phase 3 clinical trial of EVK-001 as well as finance additional development requirements, and may be unable to raise capital when needed; the potential for adverse safety findings relating to EVK-001 to delay or prevent regulatory approval or commercialization; Evoke’s reliance on outsourcing arrangements for many of its activities, including clinical development and supply of EVK-001; the ability of Evoke to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidate and the ability to operate its business without infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow.)

Evoke Pharma, Inc.

(A Development Stage Company)

Condensed Balance Sheets

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,738,053	$116,013

Total current assets	23,738,053	116,013

Total assets	$23,738,053	$116,013

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$1,176,226	$96,798
Accrued compensation	390,981	417,611
Warrant liability	—	56,000
Current portion of long-term debt, net of debt discount	1,069,802	—

Total current liabilities	2,637,009	570,409
Long-term debt, net of current portion	1,878,436	979,792

Total liabilities	4,515,445	1,550,201

Commitments and contingencies

Series A convertible preferred stock	—	18,225,166

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	578	124
Additional paid-in capital	40,296,800	195,525
Deficit accumulated during the development stage	(21,074,770)	(19,855,003)

Total stockholders’ equity (deficit)	19,222,608	(19,659,354)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$23,738,053	$116,013

Evoke Pharma, Inc.

(A Development Stage Company)

Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating expenses:
Research and development	78,731	337,003	320,558	847,298
General and administrative	406,862	140,746	700,489	493,210

Total operating expenses	485,593	477,749	1,021,047	1,340,508

Loss from operations	(485,593)	(477,749)	(1,021,047)	(1,340,508)
Other income (expense)
Interest income	629	466	2,850	1,401
Interest expense	(39,940)	(10, 521)	(119,570)	(10,521)

Change in fair value of warrant liability	39,000	1,550	(82,000)	4,550

Total other income (expense)	(311)	(8,505)	(198,720)	(4,570)

Net loss and comprehensive loss	$(485,904)	$(486,254)	$(1,219,767)	$(1,345,078)

Net loss per common share, basic and diluted	$(0.41)	$(0.43)	$(1.06)	$(1.20)

Weighted-average shares used to compute basic and diluted net loss per share	1,190,212	1,125,875	1,153,751	1,122,125